Exhibit 99.1

INTELGENX TECHNOLOGIES CORP. SHAREHOLDER CONFERENCE CALL

Moderator: Horst Zerbe, President and Chief Executive Officer
September 1, 2009
2:30 pm EST

Operator: Good day everyone and welcome to this IntelGenx Technologies Corporation shareholder meeting. Today's call is being recorded.

At this time, I would like to turn the call over to Horst Zerbe, President and CEO of IntelGenx Technologies Corporation. Please go ahead.

Horst Zerbe: Thank you. Good afternoon everyone and welcome to our call to discuss the patent infringement lawsuit recently filed by Biovail Laboratories SLR against Cary Pharmaceuticals, who is our development partner for the product CPI-300.

By way of background, we have been developing CPI-300 in collaboration with Cary Pharmaceuticals under a November 2007 collaboration agreement. Under the terms of the collaboration agreement, the parties jointly own the NDA. The agreement further provides that Cary act as the applicant for the NDA submission.

CPI-300, as many of you know, is an exciting product for us as it contains a new strength of a widely prescribed antidepressant. CPI-300 was developed to broaden the dosing options for physicians while providing a more convenient dosing option for patients requiring a higher strength than the products currently available. CPI-300 was formulated using IntelGenx's proprietary controlled release technology.

During this call, I will attempt to provide to you additional context for understanding the reason for the Biovail lawsuit and the general process undertaken in our industry to gain approval of a generic pharmaceutical product. I will also reiterate our position on the Biovail proceedings.

At times during this call, I will be making certain forward-looking statements regarding among other things our business strategy, the Biovail proceedings and our prospects. These forward looking statements are inherently subject to risks, uncertainties and assumptions about IntelGenx Technologies. Important factors that could cause actual results to differ materially from the forward looking statements made herein are set forth in our filings with the Securities and Exchange Commission and the Ontario Securities Commission. We undertake no obligation to publicly update or revise any forward looking statements whether as a result of new information, future events or otherwise.

In order to provide some additional background, I will talk briefly about the approval process we have undertaken for our CPI-300 product. Under United States Food and Drug Administration regulations, as part of the process for receiving approval for the sale of a new pharmaceutical product, we are required to either conduct clinical testing on such product or provide evidence that such product is bioequivalent to an existing and already approved product.

Bioequivalence means that the active ingredient of a product performs the same way in the bloodstream as a previously approved reference product. In the case of CPI-300, we conducted clinical trials which found bupropion, the active ingredient in CPI-300, to be bio-equivalent with the Wellbutrin XL product. In connection with pursuing FDA approval for the manufacture and sale of CPI-300, our development partner, Cary Pharma, filed what is known as a (505)(b)(2) New Drug Application with the FDA. That New Drug Application or NDA as it is commonly referred to in part described our finding that CPI-300 is bio-equivalent to Wellbutrin XL.

By claiming bioequivalence in the NDA, Cary Pharmaceutical was required under applicable regulations to notify the patent holder of the reference drug of its intent to file the NDA. Therefore, in connection with Cary Pharma's filing of the CPI-300 NDA, they also notified Biovail Laboratories, as the patent holder of Wellbutrin XL, of the NDA filing. Cary Pharma asserted in their notice to Biovail that CPI-300 does not and will not infringe any valid and enforceable claim of Biovail's patent for Wellbutrin XL. In response to Cary Pharma's notice to Biovail, on August 18, 2009 Biovail commenced proceedings against Cary Pharma in the U.S. District Court for the District of Delaware for patent infringement under the provisions of the Hatch-Waxman Act with respect to Biovail's U.S. patent no.6,096,341.

Biovail's lawsuit seeks to prevent final NDA approval of CPI-300 during the life of its Wellbutrin XL patent to prevent the manufacture, use, offer to sell or sale in the United States of CPI-300 and the payment of Biovail's cost and expenses relating to the action. In addition, under the Hatch-Waxman Act, the filing of the patent infringement lawsuit against Cary Pharma by Biovail caused an automatic stay of any final FDA approval of the CPI-300 NDA until the earlier of a judgment on the Biovail lawsuit or January 3, 2012.

It is important to note that the stay of FDA final approval does not prevent the FDA to continue the review process. The FDA may and often does continue the review process during a stay and if satisfied with its findings, may issue a tentative approval to be made final upon resolution of the related patent dispute or the passage of the 30 month stay. Of course, there is no certainty as to the review process at this point in time, but we will cooperate with the FDA to assist them in their review.

What I do want to make clear is that we were not taken by surprise by Biovail's lawsuit. While we did not know with certainty that such a suit would be filed, it is common where bioequivalency is claimed in an NDA for the patent holder of the reference drug to file a patent infringement lawsuit.

Because the filing of a claim automatically delays FDA final approval of the product for 30 months or until resolution of patent infringement suit, there is a strong incentive for patent holders to quickly file a patent infringement suit in connection with an NDA notification.

We have allowed for this event in our planning and we are prepared to defend ourselves on the merits. The burden of proof of infringement lies with the plaintiff and I do know that many of the issues around this particular patent have been litigated before. We are therefore confident that we have defenses to the actions brought by Biovail. We believe that our position is strong and we will take action to vigorously defend our interests. With all of this in mind, we remain positive about the potential for both CPI-300 and our business. We are proud of the business and the science we have developed to this point and we will continue to work hard to commercialize what we have to date and to develop new products.

This concludes my remarks. I hope this has helped illuminate the issues around CPI-300 and the Biovail lawsuit for our shareholders and I am happy at this point to answer your questions. I must make it clear, though, that because the primary subject matter of this call is an ongoing litigation, I will be limited in what I am able to discuss. So, Operator, would you please open this for questions?

Operator: Thank you. Ladies and gentlemen, if you would like to ask a question, you may do so by pressing star 1 on your touch tone telephone. Please keep in mind if you are using a speakerphone to make sure your mute function is turned off to allow your signal to reach our equipment. Again, that is star 1 at this time. We'll pause for just one moment.

We will go to Patrick Tully from Endeavor Asset Management.

Patrick Tully: Hi, Horst. Quick question. Just can you put a range of time as to how long you think it's going to delay the process?

Horst Zerbe: Unfortunately, not, Pat. The range could be anywhere between 6 to 8 months or to the expiry of the 30 month stay as a worst case scenario. We really don't know. That depends on how the case unfolds in court, should it ever go to court and how the proceedings unfold.

Patrick Tully: And just a follow up question, do you anticipate seeing this kind of legal action on most of your products going forward?

Horst Zerbe: Let me respond to this with the following: Paragraph 4 litigation is a part of the process in generic applications, so-called ANDA's. Since the majority of our projects are not ANDA's, I do not expect that to happen very often. To re-emphasize what I said before, we were prepared for this to happen with CPI-300.

Patrick Tully: Who is – if you answered this already, forgive me, but who is bearing the burden of the legal costs?

Horst Zerbe: Well, each party on its own. There are certain situations where one party could claim expenses from the other. That would be the case if it was ruled to be an exceptional case, but since I am no lawyer, I don't want to go into the details. But principally speaking, each party bears its own costs.

Patrick Tully: But I'm sorry, you have a development partner. So would you split your side equally? Or are they bearing most of the costs?

Or …

Horst Zerbe: We share this equally. As I mentioned before, we are 50/50 owners of the NDA and our collaboration agreement provides that we share all costs including litigation expenses on a 50/50 basis.

Patrick Tully: OK. I apologize if you mentioned that.

Horst Zerbe: No problem.

Operator: Once again, that is star 1 if you would like to ask a question. Next, we'll go to Greg Spagna from Target Research Group.

Greg Spagna: Hi, Horst. My name is Greg Spagna and I'm a new investor. Do the lawyers have any idea as to how much this legal – the legal fees will be? The biggest problem with small companies, like yours, is the cash flow and you know you certainly have enough cash to support yourself, but if this is a major expense, it may become a problem. So do we – can you shed some light on that?

Horst Zerbe: The range is very wide and it depends entirely upon how the case unfolds in court or in the further proceedings and so therefore, it is absolutely impossible for me to comment on that at this point. I would just like to generally and generically state that we are prepared to shoulder any expenses that we, as IntelGenx, may be confronted with in the course of these proceedings.

Greg Spagna: OK. I have another question. Are you taking questions other than about the legal problem?

Horst Zerbe: At this point, it is really reduced to the Biovail suit. You are welcome to call me separately after this call.

Greg Spagna: Certainly. Thank you very much.

Horst Zerbe: No problem.

Operator: Next, we'll go to Tony Polack from Maxim Group.

Tony Polack: Could you give us an idea of the timetable that you expect assuming the suit doesn't hinder things on the product?

Horst Zerbe: I'm sorry. Can you please repeat that? I missed one part.

Tony Polack: Can you give us a timetable of hopeful acceptance of the product assuming that you either settle the lawsuit or it goes away or whatever?

Horst Zerbe: Again, I have to be quite general and non-committal. We have a PDUFA date for February 6. By then, FDA will have to come back with a response to our application. We are in the process of filing the five-months amendment. We are confident that we submitted a good application, but you will understand that I cannot make any predictions as to the responses or comments that FDA will provide on or after the PDUFA date.

Tony Polack: And does the lawsuit, if it goes to trial, does that go to a jury trial? Or a judge trial?

Horst Zerbe: It's a judge trial.

Tony Polack: And where would that be?

Horst Zerbe: District Court of Delaware.

Tony Polack: OK. Have you hired law firms to defend it already?

Horst Zerbe: Yes, we have, or to be precise, we are in the process of hiring one. An engagement has not been signed yet, but we're in the process of. We are working with a law firm that is specializing on paragraph 4 litigation.

Tony Polack: OK. Thank you.

Horst Zerbe: You're welcome.

Operator: Once again, that is star 1 at this time if you would like to ask a question. Again, that is star 1 if you would like to ask a question.

Next, we'll go to Hugh Cleland from Northern Rivers Capital Management.

Hugh Cleland: Hi, Horst. Understanding its – this might be a tough question to answer on a call like this, but also just not asking for any you know guess at probabilities of outcome, could you at least walk us through what the possible outcomes are under two scenarios? You know if it doesn't go to court, what would be the – I don't know 3, 4 or 5 possibilities that would be happening if it doesn't go to court?

And if it does go to court, again, what are the sort of – what are you know the 3, 4 or 5 sort of possible outcomes that might occur if it does go to court?

Horst Zerbe: Hugh, any answer would be very speculative. Let me start out with the following: worst case would be that we go to court. If we go to court, the plaintiff has to prove that we infringed on every element of the patent. Prior cases suggest that we have a very good chance for that not to be the case. In fact, the case or this patent has been litigated in three prior cases and the plaintiff has never won any of them. That does not – that is not to say that we are certain that we will prevail, but we do believe that we have very strong arguments and will be able to convince the court that there is no evidence that we infringe on every single element of the claims.

That is really, Hugh, what we are dealing with. I prefer to deal with worst case and best case.

Hugh Cleland: I'm not even necessarily asking you to comment on worse case or best case, just what are the possible cases? Don't make any qualitative judgment for me, just what are the possible outcomes?

Horst Zerbe: Well, the possible outcomes are settlement or the various options that the legal system provides for and I'm not at liberty to go into further details because that would shed light on our strategy, as I've been told not to disclose any of that.

Hugh Cleland: OK. Back to your qualitative judgment for a moment, worse case going to court – I guess the worst case would be going to court and losing. Not as bad case would be going to court and winning, I assume I mean if you're saying worst case just from a time perspective or worse case from an outcome perspective?

Horst Zerbe: The worst case perspective is really in our view that we will have to wait until expiry of the 30 month stay. That is the worst possible outcome. There is nothing worse that we can reasonably think of.

Hugh Cleland: But going to court doesn't necessarily result in that clearly.

Horst Zerbe: No.

Hugh Cleland: What you said in answer to my question was worst case is going to court and then – but you've now said worst case is having to wait 30 months, going to court does not equal waiting 30 months is what I'm just trying to be clear on here.

Horst Zerbe: Absolutely not.

Hugh Cleland: OK. OK. I mean I guess given the limited things you can say on a call like this, I'm not sure I have much more to ask. I'd – perhaps one thing to throw out there, did you see Paradigm Capital's comments post the – after the press release? Did you get a chance to see that?

Horst Zerbe: I saw that, yes.

Hugh Cleland: I'm – do you have any comment on that analyst's thoughts and if that analyst is on the call, could they ask a question, perhaps?

Horst Zerbe: I certainly don't have any comments. I certainly don't want to comment on the thoughts and predictions of our analysts in this context.

Hugh Cleland: OK. OK. Thank you. I understand it's a very difficult forum, so thanks.

Operator: Next, we'll go to John Lipman with Early Bird Capital.

John Lipman: Hey, Horst. Horst?

Horst Zerbe: Hi, John.

John Lipman: Hi. How are you doing?

Horst Zerbe: I am ok..

John Lipman: Well, I'm glad that you've you know gotten along the development program you know from the past few years, I've got a couple of questions. Do you have a marketing partner for CPI-300?

Horst Zerbe: We are talking to a few candidates.

John Lipman: Right. And regarding the patent, I believe the primary holder is Cary, is that correct?

Horst Zerbe: Which patent are you referring to?

John Lipman: For the CPI-300.

Horst Zerbe: No. The patent holder is IntelGenx. John Lipman: Right. So you are the patent holder. Horst Zerbe: Yes.

John Lipman: And in broad terms, what does the patent cover?

Horst Zerbe: You know what, John, we can certainly discuss that somewhere else, but our patent, it's got nothing to do with the infringement suit because Biovail alleges that we, with our product, irrespective of any underlying patent application, infringe on their patent.

That's the subject here and I would, if you understand…

John Lipman: Yes. No, no, totally…

Horst Zerbe: … that we leave it focused on this – on the subject matter …

John Lipman: Yes. I'm just kind of curious you know so a lot of the – I mean this is just common ground for companies like yours you know coming out with a drug. Would – potentially you know someone was asking an outcome is a settlement, maybe or maybe not. Does Biovail – I know that they've reorganized. I'm not so familiar. Recently, they're refocusing their business. Do they have the marketing power still you know in this area? Could that be a likely candidate?

Horst Zerbe: There are – we have identified I believe 60 candidates for this product, companies that are focusing on the CNS segment and if I'm not mistaken, Biovail is on that list, but I cannot comment any further.

John Lipman: Can I ask you is there any other further development that has been of CPI-300 that's necessary? Is there any manufacturing needed? Or is all of – is everything just halted until this you know ((inaudible)) date or you know court date or whatever it may be?

Horst Zerbe: OK. Let me stress this point, again, and make it very clear that nothing is halted.

John Lipman: Right.

Horst Zerbe: I was very unhappy to read that headline in one of the publications. This certainly did not come from us. I would like to emphasize, again, that the process that was started about a half a year ago, which is the submission of our NDA to FDA and subsequently the review of our NDA by FDA, continues as scheduled. FDA has issued a PDUFA date and appears to be continuing the review of our application, so I cannot see at all that anything has been halted.

What FDA often times does is that they continue the review process and issue a tentative approval and make that tentative approval final once the lawsuit has been settled or, of course, if there was no settlement, once the 30 months have expired. But I would like to emphasize, again, nothing has been halted. The process between IntelGenx and our partner Cary and with FDA continues on an as-usual basis.

John Lipman: Right. Right. Understood and could I just – you know comment – I mean this is the nature of the business that you're in you know so when we met you know several years ago, I mean were there certain risk measures that you took because I mean you had to have known in the back of your mind that 9 out of 10 times you know a Biovail type company would file a suit against you.

Horst Zerbe: Absolutely. The ‘341 patent is a so-called Orange Book patent, so that is the IP that we must make sure we're not infringing upon and we did. In the development process leading towards the NDA, we made sure that we stayed far enough away from the claims of that patent. But of course, we cannot prevent Biovail from alleging infringement and suing us for that. The legal system allows them to do that whether there is merit to this or not and because of that we're quite confident that we will be facing a positive outcome and we will vigorously defend our rights.

John Lipman: Good luck with that. That sounds good. Thanks a lot. I appreciate your comments.

Horst Zerbe: You're welcome.

Operator: And it appears there are no further questions at this time.

Horst Zerbe: OK. Then I would like to thank everybody very much for his or her attendance.

Operator: Ladies and gentlemen, that does conclude today's call. Thank you all for your participation.

END